Exhibit 99.2

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON MANAGEMENT'S ASSERTION ON COMPLIANCE WITH CERTAIN OF THE MINIMUM SERVICING STANDARDS SET FORTH IN THE UNIFORM SINGLE ATTESTATION PROGRAM
FOR MORTGAGE BANKERS


Board of Directors
Onyx Acceptance Corporation

We have examined management's assertion about Onyx Acceptance Corporation and its subsidiaries' ("the Company") compliance with certain of the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2003 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards to the extent that they are applicable to the Company's servicing of motor vehicle contracts. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination. Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with certain of the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards. In our opinion, management's assertion that Onyx Acceptance Corporation and its subsidiaries complied with certain of the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material aspects, except as disclosed in the attached Schedule of Findings.


/s/ Grant Thornton

Irvine, California
February 13, 2004